Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

March 31, 2016

Contact:

NewStar Financial Inc.

Robert K. Brown

(617)848-2558

rbrown@newstarfin.com

NewStar Sells Asset-based Lending Business

To Sterling National Bank

BOSTON, MA — March 31, 2016 — NewStar Financial Inc. (Nasdaq: NEWS) (“NewStar” or the “Company”) announced today the sale of its asset-based lending subsidiary, NewStar Business Credit LLC (“NSBC”), to Sterling National Bank (“Sterling”), a wholly owned subsidiary of Sterling Bancorp (NYSE: STL) for approximately $112 million in cash, net of debt repayment, fees and transaction expenses.

NSBC is a leading, independent provider of flexible, working capital financing solutions to middle market companies nationwide. NewStar acquired the Dallas-based company in late 2010 from American Capital and expanded it significantly over the last five years under the leadership of industry veteran, Michael Haddad.

The transaction was structured as a sale of NewStar’s ownership interests in NSBC and generated net proceeds to NewStar of approximately $117 million, which included the retention of excess cash and net proceeds from the sale. The purchase price reflected a premium of approximately 6% of gross loan receivables totaling approximately $330 million and was approximately 1.27x book value, net of debt prepayment, fees and transaction expenses. NewStar expects to recognize a gain on the sale in the first quarter of 2016.

The sale of the asset-based lending platform demonstrates a continuation of the Company’s transformation from a bank-styled, diversified commercial finance company into a more specialized middle market direct lender with a focus on managing assets for institutional investors. It also reflects a strategic decision to exit businesses with economic models increasingly challenged by competition from banks and other lenders with access to lower cost funding. The cash proceeds from the transaction add significantly to the Company’s liquidity position and enhance its flexibility to pursue other strategic priorities, including continued share repurchases. The additional liquidity also allows the Company to re-invest in its higher-margin, core lending and asset management businesses, which the Company believes are positioned to capitalize on favorable market trends, including a reduction in banks’ leveraged lending activity and growing interest among institutional investors in middle market private debt. The Company may also use the opportunity from the expected gain on sale to take other discretionary actions intended to optimize the balance sheet, including an expected disposition of a portion of its commercial real estate loan portfolio.

NewStar’s CEO Tim Conway commented: “I believe this transaction is a positive for all parties involved. The ABL platform is a great fit with Sterling’s specialty finance strategy and being part of a bank should provide a significant competitive advantage that will allow the team and the business to achieve their true

News Release

potential. For NewStar, this transaction generates an attractive financial return and demonstrates the intrinsic value of our direct lending platforms that we believe is not fully recognized in our current share price. The timing of the transaction is also favorable. Given a more challenging operating environment and recent market volatility, I believe that it is a good time to be liquid. And, despite a slow market and weak loan demand, which dampened our first quarter lending volume, I expect that we will be able to capitalize on attractive opportunities to re-invest the transaction proceeds. Importantly, the additional liquidity also gives us the flexibility to take other steps to enhance shareholder value.”

Locke Lord LLP served as legal counsel to NewStar in connection with the transaction.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (Nasdaq: NEWS) is an internally-managed commercial finance company with specialized direct lending platforms that provide flexible debt financing options to companies and private equity firms in the middle market with proceeds typically used to fund acquisitions, working capital, growth strategies, and recapitalizations, as well as, equipment purchases. The company originates credit investments directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. It also offers investment opportunities for qualified institutions to invest in managed credit funds that employ strategies targeting middle market private debt and liquid, tradeable credit. NewStar is headquartered in Boston MA and has regional offices in Darien CT, and Chicago IL.

About Sterling National Bank:

Sterling Bancorp, of which the principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families, and consumers within the communities we serve through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. Additional information is available at: www.sterlingbancorp.com.

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding NewStar’s expected use of proceeds from the transaction, the timing and amount of any repurchases under the Company’s existing share repurchase program, the likelihood of future asset dispositions, its ability to reinvest in the core business, and other strategic plans, as well as statements about the expected benefits of any of these actions. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, strategic plans, objectives, future performance, financing plans and business. As such, they are subject to material risks and uncertainties, including our limited operating history; the general state of the economy; our ability to compete effectively in a highly competitive industry; and the impact of federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally.

More detailed information about these risk factors can be found in NewStar’s filings with the Securities and Exchange Commission (the “SEC”), including Item 1A (“Risk Factors”) of its Annual Report on Form

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10-K for the fiscal year ended December 31, 2015. NewStar is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.